Exhibit 99.1

Notice of Retirement Plan Blackout Period to
Directors and Executive Officers of Leidos Holdings, Inc.

As a director or executive officer of Leidos Holdings, Inc. (“Leidos”), you are subject to restrictions under Section 306(a) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and Rule 104 of Regulation BTR under the Securities Exchange Act of 1934 (“Regulation BTR”). Those restrictions prohibit certain transactions in Leidos securities during retirement plan blackout periods.

In July 2025, the Leidos, Inc. Retirement Plan (the “Plan”) will undergo a recordkeeper and trustee change. During this transition, Plan participants will be unable to engage in transactions involving the assets held in their Plan accounts, including changing contribution rates, directing or diversifying investments (including investments in Leidos common stock), and obtaining loans, making withdrawals, or taking distributions from their Plan accounts. The transition period is called a “Blackout Period.” The Plan participants and beneficiaries were notified of the Blackout Period described above on May 15, 2025.

The Blackout Period is expected to begin during the calendar week of June 29, 2025, and end during the calendar week of July 20, 2025.

This Blackout Period is separate from (but coincides in part with) the quarterly earnings blackout imposed under Leidos’ general insider trading policy, which disallows certain transactions in Leidos stock during specific periods (in this case, the period beginning on June 15, 2025, and ending at the close of the second full trading day after public disclosure of Leidos’ second fiscal quarter financial results). We are required by Sarbanes-Oxley and Regulation BTR to inform you that, during the entire Blackout Period (beginning on the afternoon of July 2, 2025, and ending on the afternoon of July 25, 2025), you are generally prohibited from directly or indirectly purchasing, selling, or otherwise transferring any equity security of Leidos that you received in connection with your Leidos service, regardless of whether or not you participate in the Plan. The foregoing restriction also prohibits you from engaging in transactions with respect to derivatives that reference any equity security of Leidos.

If you have any questions concerning this notice or the Blackout Period, please contact Brian Z. Liss or Henrique Canarim, or you may write to Leidos Holdings, Inc., 1750 Presidents Street, Reston, VA 20190, Attn: Office of the Corporate Secretary.